EXHIBIT 10.21


                              ACQUISITION AGREEMENT

         This Acquisition Agreement (this "Agreement") is entered into this April 8, 2005, by and among One Link 4 Travel, Inc., a Delaware corporation ("OneLink"), The Call Center, LLC, a Delaware limited liability company with its principal office located at 300 East Second Street, Suite 1200, Reno, Nevada 89501 ("TCC"), Paul S. Flannery, as Trustee of the Paul Flannery Trust under trust agreement dated July 2, 2001 as amended and restated November 26, 2003, the sole member of TCC ("Flannery Trust"), and Paul S. Flannery ("Flannery").

                                R E C I T A L S:

         A. The Flannery Trust is the sole member of TCC and the Flannery Trust owns all of the issued and outstanding equity, capital and profits interests of TCC (the "TCC Membership Interest"). OneLink desires to acquire, and the Flannery Trust desires to sell to OneLink, all of the TCC Interests, and thereby transfer to OneLink sole ownership of TCC, including the operations, assets, and business of TCC.

         B. OneLink and the Flannery Trust have determined that it is in their mutual best interests for OneLink to acquire all of the TCC Membership Interest as provided herein, and, subject to the conditions set forth herein, in order to effectuate acquisition of the TCC operations, assets and business. The Flannery Trust will be paid consideration as provided herein in exchange for the TCC Membership Interest.

ONELINK, TCC AND THE FLANNERY TRUST AGREE AS FOLLOWS:

1.       DEFINITIONS.

         The capitalized terms set forth below shall have the following defined meanings when used in this Agreement and for all purposes of this Agreement and the Operating Documents:

         "Accounts Receivable Shortfall" means the amount, if any, by which the amount of March 31, 2005 Accounts Receivable of TCC collected on or before December 31, 2005 is less than the March 31, 2005 Accounts Receivable.

         "Accounts Receivable Surplus" means the amount, if any, by which (a) the sum of (i) the March 31, 2005 Accounts Receivable, plus (ii) the cash assets of TCC as of March 31, 2005 as reflected on TCC's March 31, 2005 balance sheet, is greater than (b) the Chargeable Liabilities of TCC as of March 31, 2005.

         "Acquisition" means the transaction contemplated by this Agreement, by which OneLink will acquire the TCC Interests.

         "Acquisition Consideration" means the consideration to be paid or caused to be paid by OneLink to Flannery Trust as set forth in Section 2.2 of this Agreement.

         "Acquisition Consideration Adjustment" means the adjustment described in Section 2.8 of this Agreement.

         "Additional Consideration" means the consideration set forth in Section 2.3.


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         "Affiliate" means, with respect to any specified Person, any other
Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

         "Agreement" means this Acquisition Agreement and the attached Schedules and Exhibits.

         "Approvals" means any and all approvals of governmental authorities or other parties required for the Acquisition and for OneLink to operate the Business.

         "Assets" means all of the personal properties and assets, tangible and intangible, of any nature, reflected on the Current Balance Sheet or owned or used by TCC and necessary for the conduct of the Business.

         "Business" means TCC's activities in the conduct of a call center business, providing customer contact and collection activities, conducted directly in the name of clients and on their behalf without any assignment of rights or receivables, at any location within the United States.

         "Cash Flow Shortfall Adjustment" means the amount defined and determined pursuant to Section 2.8(c) of this Agreement.

         "Chargeable Liabilities" means all liabilities of TCC existing as of March 31, 2005, whether known or unknown, and whether or not reflected on the Current Balance Sheet, excluding (i) future liabilities for lease payments under vehicle leases for a 2004 Lexis LUV Model GX 470 with Chase Manhattan Automotive Finance Corporation and for a 2003 Acura Sedan with Honda Lease Trust; (ii) future liabilities for payment on a vehicle purchase loan dated August 14, 2004 for a 2004 Toyota Tundra pickup truck (ID # 5TBDT44104S461391) with Toyota Motor Credit Corporation; (iii) obligations for future lease payments due with respect to the Lease on the Premises; (iv) obligations not to exceed $350,000 with respect to the Flannery Note; (v) liabilities not to exceed $250,000 with respect to the TCC Credit Line, (vi) outstanding obligations due to Concerto Software Inc. and etalk Corporation for recently installed quality control and dialer equipment, and (vii) future liabilities for lease payments under lease #001-006795165-001 with Dell Financial Services dated June 18, 2004.

         "Closing" and "Closing Date" means the time and date set forth in
Section 2.5(a) of this Agreement.

         "Contingent Consideration" means the consideration described in Section 2.2(c) and payable pursuant to Section 2.9.

         "Cumulative Gross Revenues" means the gross revenues of TCC for the period beginning on April 1, 2005 and ending on March 31, 2007, as defined and calculated pursuant to Section 2.8(b) of this Agreement.

         "Disclosure Schedules" means the schedules delivered by the Flannery Trust to OneLink for the purpose of modifying, explaining or clarifying the representations and warranties set forth in Section 3 of this Agreement.


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         "Employee Benefit Plan" means each (a) welfare benefit, pension or retirement or plan or program established for the benefit of employees pursuant to Sections 3(1) or 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and (b) personnel policy, stock option, stock bonus, restricted stock, stock appreciation right, phantom stock, or stock purchase plan or arrangement, worker's compensation, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, change in control plan or agreement and other employee benefit plan, agreement, arrangement, program, practice, or understanding, which is sponsored, maintained, or contributed to by the TCC for the benefit of the employees, former employees, independent contractors, or agents of TCC, or has been so sponsored, maintained, or contributed to at any time since 1974.

         "Employment Agreement" means the employment agreement entered into among OneLink, TCC and Flannery pursuant to Section 5.8 of this Agreement.

         "Escrow" means the escrow established pursuant to the Escrow Agreement.

         "Escrow Agent" means the person designated as the "Escrow Agent" under the Escrow Agreement.

         "Escrow Agreement" means an agreement in the form attached hereto as
Exhibit 2.2(b).

         "Escrow Shares" means the One Million Shares of OneLink Common Stock to be delivered to the Escrow Agent pursuant to Section 2.2(b) and Section 2.5 on the Closing Date.

         "Financial Statements" means the profit and loss statements and balance sheets for TCC dated December 31, 2004 for the Business, reflecting information for TCC's fiscal year ended December 31, 2004, as supplemented and updated by TCC financial statements dated January 31, 2005 and February 28, 2005.

         "Flannery" means Paul S. Flannery, an unmarried individual.

         "Flannery Note" means a demand promissory note issued by TCC to Flannery and dated December 23, 2004 in exchange for $550,000 in operating capital, the principal amount of which has been reduced to $100,000 at Closing.

         "Flannery Note Demand" means a demand for payment issued by Flannery to TCC at Closing, together with an acknowledgement of the obligation to pay the Flannery Note according to the demand in the form attached hereto as Exhibit 2.6(b).

         "Flannery Release" means the release of Flannery and the Flannery Trust from liability as borrower or guarantor under the TCC Credit Line, which Flannery Release is to be delivered to Flannery pursuant to Section 5.13 of this Agreement.

         "Flannery Trust" means Paul S. Flannery, acting in the capacity of trustee for The Paul Flannery Trust under an original trust agreement dated July 2, 2001 as further amended and restated in an agreement dated November 26, 2003.

         "Lease" means the lease relating to the Premises between TCC and Truckee River Office Tower, LLC, dated February 19, 2004.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or similar or related charge of any kind (including, but not limited to, any conditional sale or other title retention agreement any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).


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         "March 31, 2005 Accounts Receivable" means the amount invoiced or billed to TCC customers with respect to services actually rendered by TCC on or before March 31, 2005, and amounts of unbilled work completed by TCC on or before March 31, 2005 under TCC's ordinary payment arrangements with its customers, and which remain unpaid and have not been written off, compromised, set off or settled and are not subject to any claim or refusal to pay by the party to which the invoice was issued as of the Closing Date, including work in process not billed or invoiced until after the Closing Date. The March 31, 2005 Accounts Receivable shall include all of the billings of TCC normally attributed to the calendar month according to TCC's ordinary course payment arrangements with its customers for the month of March 2005.

         "Market Value" means the average closing price of OneLink Common Stock on the Over The Counter Bulletin Board Exchange (or on NASDAQ or such other established exchange on which the OneLink Common Stock is listed or quoted) for the ten trading days immediately preceding the date on which Market Value is to be measured. If the OneLink Common Stock is not listed or quoted on the Over The Counter Bulletin Board Exchange or on NASDAQ or such other established exchange on the date Market Value is to be measured, the Market Value shall be determined as follows: (i) if the OneLink Common Stock has been converted into another security of OneLink or the security of another issuer which is listed on the Over The Counter Bulletin Board Exchange or on NASDAQ or another established exchange, the Market Value shall be determined with reference to the security or securities into which the OneLink Common Stock has been converted; (ii) if OneLink Common Stock has been converted into cash or other property that is not traded on an established exchange, the Market Value shall be determined by the amount of cash or the equivalent value in cash paid for the OneLink Common Stock or into which or for which the OneLink Common Stock was exchanged or converted, as determined in the transaction documents covering the purchase or exchange of the OneLink Common Stock, and (iii) if the OneLink Common Stock is not listed or quoted on the Over The Counter Bulletin Board Exchange or on NASDAQ or another established exchange on the date Market Value is to be measured and has not been converted into cash, stock or securities or property for which Market Value can otherwise be determined under this definition, the Market Value shall be deemed to be zero ($0.00). For any purpose under this Agreement, the Market Value of the OneLink Common Stock included in the Acquisition Consideration as of the Closing Date is $0.773 per share, as determined under the foregoing defiinition.

         "Material Adverse Effect" shall have the meaning set forth in the second paragraph of Section 3 of this Agreement.

         "Material Contract" means each written or oral contract to which TCC is now a party or by which it or its properties or assets may be bound or affected in one or more of the following categories: (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) leases of real or personal property
(c) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (d) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements or any other agreements relating to any employee, consultant, officer or director of TCC; (e) licenses, development, teaming, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (f) contracts relating to pending capital expenditures by TCC; (g) contracts obligating TCC to expend more than $5,000 to purchase supplies, equipment, advertising, media and media related services of any kind; (h) non-competition agreements restricting TCC in any manner; (i) any other contracts obligating TCC to make payments of more than $5,000 after the Closing Date; (j) any Employee Benefit Plans; and (k) any agreement or contracts with any Affiliate of TCC, Flannery or the Flannery Trust.

         "Non-Competition Covenant" means the agreements of Flannery and the Flannery Trust not to compete with the Business and the Travel Segment of the Business as set forth in Section 5.7 of this Agreement.

         "OneLink" means One Link 4 Travel, Inc., a Delaware corporation.

         "OneLink Common Stock" means the Common Stock (par value $0.001) of OneLink.

         "Operative Documents" means all documents, agreements, schedules, consents or actions required to carry out the Acquisition, including those documents and agreements set forth in or required by the Exhibits to this Agreement.

         "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

         "Pledge Agreement" means the pledge agreement pursuant to which OneLink will pledge the TCC Membership Interest as security for its obligations under this Agreement and the Operative Documents in the form attached hereto as
Exhibit 2.4B.

         "Premises" means the offices, facilities and real property interests located at 300 East Second Street, Suite 1200, Reno, Nevada 89501.

         "PSF Guarantee Obligation" means any of the obligations of TCC under any contractual relationship disclosed in the Disclosure Schedules with respect to which Flannery or the Flannery Trust has a personal obligation or liability, including as guarantor, co-purchaser or co-lessee, including those obligations noted to be PSF Guarantee Obligations in Schedule 3.20 to this Agreement.

         "Repurchase Option" means the option in favor of OneLink to repurchase all or a portion of the Escrow Shares pursuant to Section 2.10 of this Agreement.

         "Schedule" means any of the schedules and exhibits referred to on
Schedule 8.4 to this Agreement, all of which are to be prepared and delivered on or before the Closing Date.

         "Second Anniversary" means April 8, 2007, the date two years after the Closing Date.

         "Security Agreement" means the security agreement pursuant to which TCC and OneLink will secure the obligations of OneLink and TCC to Flannery and the Flannery Trust under this Agreement and the Operative Documents with a security interest in TCC's Assets in the form attached hereto as Exhibit 2.4A.

         "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

         "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any governmental body.

         "TCC" means The Call Center, LLC, a Delaware limited liability company.

         "TCC Credit Line" means the credit line TCC maintains with Nevada Security Bank which is subject to a credit limit of $800,000 in principal.

         "TCC Loan Balances" means the aggregate balances of the Flannery Note, the TCC Credit Line and any substitute credit facility opened or loans incurred for the purpose of providing working capital to TCC.

         "TCC Membership Interest" means all of the issued and outstanding equity, capital and profits interests of TCC, constituting the entire membership interest in TCC, including all economic, voting and management rights of members under the laws applicable to a Delaware limited liability company doing business in Nevada.

         "TCC Membership Interest Assignment" means the Operative Document by which the TCC Membership Interest is assigned from the Flannery Trust to OneLink in the form attached hereto as Exhibit 2.1.

         "Travel Segment of the Business" means any activity providing Business services to customers or clients which are engaged in providing or supporting travel services, including, without limitation, hotel and hotel services or providing travel accommodations, car rental, air land and water transportation services, tour operations, destination management services, travel agencies or booking services, travel consolidators and resellers, reservation systems and services, fulfillment services for any travel related activities, and travel insurance providers or underwriters, and GDS services. Notwithstanding the intended breadth of this definition, the Travel Segment of the Business is not intended to mean activities undertaken on behalf of customers which are not in the Travel Segment of the Business which involve calling Persons who are engaged in the Travel Segment of the Business, unless the campaign or purpose of the call relates to the travel industry. Similarly, Business relating to customers whose services may be incidentally used by travelers but are not necessarily travel related, such as providing mobile telephone services, providing health services, or providing translation services, are not intended to fall within the Travel Segment of the Business.

     2. PURCHASE OF TCC INTERESTS; ACQUISITION CONSIDERATION.

     2.1 Purchase of TCC Interests. The Flannery Trust shall sell, assign, transfer and convey to OneLink all of the issued and outstanding TCC Membership Interest, free and clear of all Liens of any nature whatsoever, other than such restrictions as may be imposed pursuant to state or federal securities laws. The sale and transfer of the TCC Membership Interest shall be evidenced by delivery to OneLink, at Closing, of the assignment executed by the Flannery Trust in the form set forth in Exhibit 2.1 to this Agreement (the "TCC Membership Interest Assignment").

     2.2 Acquisition Consideration. Subject to the terms and conditions of this Agreement, the Acquisition Consideration shall be paid in the following forms and amounts:

          (a) Closing Shares. One Million (1,000,000) shares of OneLink Common Stock shall be issued to the Flannery Trust at Closing;

          (b) Escrow Shares. One Million (1,000,000) shares of OneLink Common Stock shall be issued to the Escrow Agent (the "Escrow Shares") for the benefit of the Flannery Trust at Closing and placed in the Escrow, subject to an escrow agreement in the form attached hereto as Exhibit 2.2(b) (the "Escrow Agreement"), and further subject to the Repurchase Option described in Section 2.10 of this Agreement.

          (c) Contingent Consideration. An amount of up to Two Million Fifty Thousand Dollars ($2,050,000.00) plus the amount of the Accounts Receivable Surplus (together, the "Contingent Consideration") shall be paid following the Second Anniversary, subject to the provisions set forth in Section 2.9 of this Agreement.

     2.3 Additional Consideration. If, on the Second Anniversary of the Closing, the Market Value of OneLink Common Stock is less than Two Dollars and Fifty Cents ($2.50) per share, OneLink shall pay to the Flannery Trust an amount (the "Additional Consideration") determined by the following formula: (a) One Million (1,000,000), plus the number of Escrow Shares that the Flannery Trust is determined to be entitled to retain as of the Second Anniversary, multiplied by
(b) the positive difference, if any, between (i) Two Dollars and Fifty Cents ($2.50), minus (ii) the Market Value of OneLink Common Stock on the Second Anniversary. The amount of any Additional Consideration due shall be paid by cashier's check or by wire transfer to the Flannery Trust within five (5) business days following Second Anniversary; provided, however, that in the event the number of Escrow Shares which the Flannery Trust is entitled to retain has not been finally determined by such time, a partial payment in the amount of the Additional Consideration which has been determined to be due shall be paid by cashier's check or by wire transfer to the Flannery Trust within five (5) business days following Second Anniversary, and thereafter, any further Additional Consideration determined to be due shall be paid (together with interest at an annual rate of ten percent (10%) measured from the Second Anniversary until the time of payment) within five (5) business days following the date the amount of Additional Consideration is finally determined, which date shall not be more than sixty (60) days following the Second Anniversary, unless the number of Escrowed Shares to which the Flannery Trust is entitled as of the Second Anniversary is the subject of an active dispute pursuant to
Section 8.2. Notwithstanding the foregoing, in the event the Flannery Trust has sold or otherwise disposed of part or all of the shares of OneLink Common Stock issued as Acquisition Consideration pursuant to Section 2.2(a) prior to Second Anniversary, the number set forth in part (a) of the formula in this Section 2.3 shall be reduced from One Million (1,000,000) to the number of shares of OneLink Common Stock which the Flannery Trust has retained from the shares received under Section 2.2(a), provided, however, that this sentence shall not apply in the event the sale or disposition of shares occurs as part of a sale of the Assets or Business of OneLink or in connection with a merger or acquisition which is approved by the OneLink Board of Directors. If the Market Value of the OneLink Common Stock is zero ($0.00) or deemed to be zero ($0.00) on the Second Anniversary, the payment of Contingent Consideration shall be made to the Flannery Trust as required under this Section 2.3, but the Flannery Trust shall be required to return to OneLink all of the 2,000,000 shares of OneLink Common Stock issued as Acquisition Consideration pursuant to Section 2.2(a) (or such portion as the Flannery Trust has retained) in exchange for the Additional Consideration.


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     2.4 Security Agreement and Pledge Agreement. The obligations and representations of OneLink under this Agreement, including the obligations to pay Contingent Consideration, Additional Consideration, and the Flannery Note shall be secured under (i) a security agreement in the form attached hereto as
Exhibit 2.4A (the "Security Agreement"), under which the obligations of OneLink will be secured by a security interest in the assets of TCC, and (ii) a Pledge Agreement in the form attached hereto as Exhibit 2.4B (the "Pledge Agreement", under which the obligations of OneLink will be secured by a pledge of the Membership Interest. OneLink shall also take all actions required under the Security Agreement and the Pledge Agreement to perfect the security interests provided therein.

     2.5 Closing Date; Closing Procedure, and Deliveries.

          (a) The Acquisition shall be consummated and given effect (the "Closing") at 9:00 AM (PST) on April 8, 2005 or such other date as may be agreed to by the parties (the "Closing Date"); provided that Closing shall not take place prior to the date and time OneLink and Flannery Trust are prepared to deliver all of the documents required to be delivered in this
     Section 2.5 (unless subject to a written waiver signed by the party entitled to delivery) and have met all conditions to Closing set forth in Sections 2.6 and 2.7 of this Agreement. The Closing shall take place at the offices of TCC at 300 East Second Street, Suite 1200, Reno, Nevada 89501 or such other place as OneLink and the Flannery Trust shall designate.

          (b) On the Closing Date the Flannery Trust shall deliver to OneLink the following fully executed documents: (i) the TCC Membership Interest Assignment covering the entire TCC Membership Interest in the form attached hereto as Exhibit 2.1; (ii) an Employment Agreement in the form attached to this Agreement as Exhibit 5.8 (the "Employment Agreement"), executed by Flannery, (iii) the Representations Certificate as required under Section 2.6(a), (iv) the Escrow Agreement executed by Flannery, and (v) the Flannery Note Demand executed by Flannery in the form attached hereto as
     Exhibit 2.6(b). In addition, on the Closing Date the Flannery Trust will deliver to the Escrow Agent an assignment of the Escrowed Shares, signed in blank by the Flannery Trust in favor of the Escrow Agent.

          (c) On the Closing Date OneLink shall deliver to the Flannery Trust the following fully executed documents: (i) a certificate or certificates for One Million (1,000,000) shares of OneLink Common Stock, issued in the name of the Flannery Trust; (ii) the Employment Agreement in the form attached to this Agreement as Exhibit 5.8, executed by Onelink; (iii) the Escrow Agreement, executed by OneLink, (iv) the Security Agreement, executed by OneLink, together with such additional documents as are required by the Security Agreement, (v) the Pledge Agreement, executed by OneLink, together with an assignment of the Membership Interest, executed in blank and undated, and (vi) the Flannery Note Demand in the form attached hereto as Exhibit 2.6(b), countersigned and accepted by OneLink. In addition, on the Closing Date OneLink shall deliver to the Escrow Agent a certificate or certificates for One Million (1,000,000) shares of OneLink Common Stock, issued in the name of the Flannery Trust as required under the Escrow Agreement.

     2.6 Conditions To Obligations of OneLink. Except as otherwise specifically set forth herein, all obligations of OneLink under this Agreement are subject to the fulfillment of the following conditions, prior to or on the Closing Date:

          (a) The representations and warranties of Flannery and the Flannery Trust set forth in this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all respects, and the Flannery Trust shall deliver to OneLink a certificate to that effect in the form attached hereto as Exhibit 2.6(a).


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          (b) Flannery shall have submitted to TCC the Flannery Note Demand in the form attached hereto as Exhibit 2.6(b) executed by Flannery for acceptance and countersignature by TCC and OneLink.

          (c) Flannery Trust shall have met any covenants or completed any acts required to have been completed by the Closing Date.

          (d) Before the Closing Date, there shall have been no change having a Material Adverse Effect on the Business except to the extent disclosed in the Disclosure Schedules and accepted by OneLink.

          (e) OneLink, shall either (i) have received as of the Closing Date all material licenses, permits, consents, authorizations and Approvals of any governmental agency or authority, or any other Person, necessary or appropriate for the consummation of this Agreement or the operation of the Business by OneLink (including Approvals of the Acquisition by TCC's largest client, and Approval of the "assignment" of the Lease occurring as a consequence of the Acquisition by operation of Section 21 of the Lease), or (ii) if such Approvals have not been issued prior to the date first set forth above, OneLink shall be reasonably satisfied that such Approvals will be issued in the ordinary course after such date and that OneLink may operate the Business as presently operated after such date prior to the issuance of such approvals without incurring any material liability or obligation based on such operation prior to the issuance of such Approvals.

          (f) OneLink and its counsel, accountants and other representatives shall have been afforded full access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Business., and the Flannery Trust shall have furnished or caused to be furnished to OneLink and its representatives all data and information concerning the Business requested. Notwithstanding any investigation by, or knowledge on the part of OneLink concerning the Business, the representations and warranties of Flannery Trust set forth in
     Section 3 of this Agreement shall be deemed to be in full force and effect, fully effective and unaffected thereby.

          (g) OneLink shall have entered into and received the fully executed Employment Agreement with Flannery.

          (h) The Flannery Trust and the Escrow Agent hall have entered into the fully executed Escrow Agreement.

          (i) The Flannery Trust shall have delivered to OneLink and the Escrow Agent all of the documents and consideration required to be delivered at Closing under Section 2.5(b).

          (j) In the event any one or more of the conditions set forth in this
     Section 2.6 are not satisfied as required, OneLink, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent,
     (ii) to terminate this Agreement, or (iii) to postpone the Closing Date for a period not to exceed 30 days.


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     2.7 Conditions Precedent to Obligations of Flannery Trust. Except as
otherwise specifically set forth herein, all obligations of the Flannery Trust under this Agreement are subject to the fulfillment and satisfaction, on or before the Closing Date, of the following conditions, which may be waived by Flannery Trust:

          (a) The representations and warranties of OneLink contained in this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all respects.

          (b) OneLink shall have met any covenants or completed any acts required to have been completed by the Closing Date.

          (c) OneLink shall have delivered to Flannery Trust and the Escrow Agent all of the documents and consideration required to be delivered at Closing under Section 2.5(c).

          (d) OneLink and the Escrow Agent have executed the Escrow Agreement.

          (e) In the event any one or more of the conditions set forth in this
     Section 2.7 are not satisfied as required, the Flannery Trust, in its sole and absolute discretion, may elect: (i) to waive any such condition precedent, (ii) to terminate this Agreement, or (iii) to postpone the Closing Date for a period not to exceed 30 days.

     2.8 Acquisition Consideration Adjustment Formula. For purposes of determining (i) whether and to what extent Contingent Consideration is payable under Section 2.9, (ii) whether and to what extent the Repurchase Option is exercisable pursuant to Section 2.10, and (iii) whether and to what extent the Flannery Note is cancelled pursuant to Section 5.14, the following formula and rules shall be applied to determine the adjustment, if any, to the Acquisition Consideration (the "Acquisition Consideration Adjustment"):

          (a) Formula. The Acquisition Consideration Adjustment equals: (i) Seventeen Million Dollars ($14,000,000); minus (ii) Cumulative Gross Revenue, minus the Cash Flow Shortfall Adjustment, if any, and (iii) multiplying the result by thirty five percent (35%).

          (b) "Cumulative Gross Revenue" Defined. Cumulative Gross Revenue means the "gross revenue of TCC" for the period beginning on April 1, 2005 and ending on March 31, 2007. For purposes of determining Cumulative Gross Revenue, the term "gross revenue of TCC" shall include all billings or work in process for services provided during the measurement period to third parties and to OneLink Affiliates (other than TCC) on an accrual basis under generally accepted accounting principles and excluding, for this purpose, any revenues from sales of assets, any prior period adjustments or extraordinary items.

          (c) "Cash Flow Shortfall Adjustment" Defined. Cash Flow Shortfall Adjustment means two hundred percent (200%) of the positive amount, if any, by which: (i) the sum of (A) all payments of operating expenses of TCC during the period beginning on April 1, 2005 and ending on March 31, 2006 (excluding for this purpose any expenses incurred at the request of OneLink and which are attributable to OneLink or its Affiliates but which have not been reimbursed by March 31, 2006), plus (B) amounts paid by TCC to reduce the balance of the TCC Loan Balances during the period beginning on April 1, 2005 and ending on March 31, 2006, exceeds (ii) the sum of: (A) all amounts of cash or the equivalent actually collected by TCC from the March 31, 2005 Accounts Receivable and from the gross revenues of TCC during the period beginning on the April 1, 2005 and ending on March 31, 2006, plus
     (B) the cash assets of TCC as of March 31, 2005, plus (C) the amount of TCC Loan Balances borrowed by TCC during the period beginning on April 1, 2005 and ending March 31, 2006, but only to the extent the amount borrowed does not cause the TCC Loan Balances to exceed $550,000.00 on March 31, 2006. The Cash Flow Shortfall Adjustment shall not take into account any dividend distributions or intercompany loans made by TCC to OneLink or any OneLink Affiliate, or any cash investments made by OneLink in TCC.

          (d) Method of Determination. Within forty five (45) days after the Second Anniversary, OneLink shall give written notice to the Flannery Trust setting forth the amount of the Acquisition Consideration Adjustment, together with the components of the calculation as set forth in Sections 2.8(b) and (c) and the method of calculation used in deriving the Acquisition Consideration Adjustment. If OneLink fails to provide timely notice of the Acquisition Consideration Adjustment, then there shall be no Acquisition Consideration Adjustment. Upon receipt of OneLink's notice of the Acquisition Consideration Adjustment, the Flannery Trust may either:
     (i) accept OneLink's determination of the Acquisition Consideration Adjustment, or (ii) challenge the determination by delivering a written notice to OneLink and indicating that OneLink's determination of Acquisition Consideration Adjustment is being challenged, in either case within thirty (30) days after the date of OneLink's notice; provided that in the event the Flannery Trust fails to respond to OneLink's notice within such thirty (30) day period, the Flannery Trust shall be deemed to have accepted the amount of the Acquisition Consideration Adjustment as proposed by OneLink in its notice. During the thirty (30) day period following OneLink's notice, and thereafter until the matter is resolved, the Flannery Trust and its advisors shall have full access to accounting records and books and records relevant to the determination of the Acquisition Consideration Adjustment during regular business hours. Any challenge or dispute of the Acquisition Consideration Adjustment shall be resolved pursuant to Section 8.2. The Acquisition Consideration Adjustment shall be deemed final at the earliest to occur of: (A) OneLink's failure to give notice of an Acquisition Consideration Adjustment within forty five (45) days after the Second Anniversary, (B) the Flannery Trust's written acceptance or deemed acceptance of the Acquisition Consideration Adjustment as determined by OneLink and set forth in OneLink's timely notice, and (C) the resolution of a dispute regarding the Acquisition Consideration Adjustment pursuant to Section 8.2 of this Agreement.

     2.9 Contingent Consideration.

          (a) Amount of Contingent Consideration. The amount of the Contingent Consideration shall be equal to: (i) the sum of (A) Two Million Fifty Thousand Dollars ($2,050,000.00) plus (B) the Accounts Receivable Surplus, minus (ii) the Acquisition Consideration Adjustment determined under
     Section 2.8. In no event shall the amount of the Contingent Consideration be less than zero ($0.00) or greater than the sum of: Two Million Fifty Thousand Dollars ($2,050,000.00), plus the Accounts Receivable Surplus.

          (b) Time and Manner of Payment. The Contingent Consideration determined under this Section 2.9 shall be paid to the Flannery Trust by cashier's check or by wire transfer (if OneLink is provided adequate instructions for making the wire transfer by the Flannery Trust prior to the date of payment) within five (5) business days after the Acquisition Consideration Adjustment becomes final pursuant to the final sentence of
     Section 2.8(d).

     2.10 Escrow Shares and Repurchase Option.

          (a) Repurchase Option. Subject to the terms of this Section 2.10, OneLink shall have an irrevocable option to re-acquire each and every share of the Escrow Shares from the Flannery Trust (the "Repurchase Option"). The repurchase price per share of Escrow Shares subject to the Repurchase Option shall be one cent ($0.01) per share.

          (b) Escrow Shares Subject to Repurchase. The number of Escrow Shares subject to repurchase under the Repurchase Option shall be determined by the following formula:

               (i) (A) the Acquisition Consideration Adjustment, minus (B) the sum of: (1)Two Million Fifty Thousand Dollars ($2,050,000.00), plus
          (2) the Accounts Receivable Surplus;

               (ii) divided by Two Dollars and Fifty Cents ($2.50); and

               (iii) rounded up to the next highest whole number.

          (c) Exercise of Repurchase Option. The Repurchase Option may be exercised at any time within thirty (30) days after the Acquisition Consideration Adjustment becomes final pursuant to the final sentence of
     Section 2.8(d), by providing the Flannery Trust and the Escrow Agent with written notice of the number of shares of Escrow Stock being repurchased under the Repurchase Option, together with a check to the Escrow Agent for the amount of the repurchase price.

          (d) Elective Reduction of Flannery Note Principal. Within fifteen days after receipt of OneLink's exercise notice under Section 2.10(c), the Flannery Trust may elect to reduce the amount of Escrow Shares subject to exercise under Section 2.10(b) by canceling a portion of the outstanding principal amount of the Flannery Note (if any, after application of Section
     5.14 of this Agreement), and such election and cancellation shall be effected by (i) providing written notice to OneLink of the election to reduce the Flannery Note principal and the amount of the Flannery Note principal to be cancelled within ten (10) business days after the date of OneLink's exercise notice, together with the original Flannery Note (with copies to the Escrow Agent). The number of Escrow Shares subject to the Repurchase Option as determined under Section 2.10(b) shall be reduced by:
     (A) the amount of the Flannery Note principal cancelled, divided by (B) Two Dollars and Fifty Cents ($2.50), and (C) rounded down to the next lowest whole number. Any portion of the Flannery Note principal not cancelled under this Section 2.10(d) shall be paid in cash to the Flannery Trust within five (5) business days after the notice is given.

          (e) Closing of Repurchase. The Escrow Agent shall effect the repurchase of Escrow Shares subject to this Section 2.10 within twenty (20) business days after the date of OneLink's exercise notice, and shall thereupon transfer the repurchased Escrow Shares to OneLink and release any remaining Escrow Shares and the repurchase price for the repurchased Escrow Shares to the Flannery Trust, all in accordance with the Escrow Agreement.

          (f) Expiration of Repurchase Option. The Repurchase Option shall expire with respect to any Escrow Shares not repurchased pursuant to this
     Section 2.10.

     3. REPRESENTATIONS AND WARRANTIES OF FLANNERY AND THE FLANNERY TRUST. Flannery and the Flannery Trust represent and warrant to OneLink that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, which warranties and representations are made jointly and severally by Flannery and the Flannery Trust. All warranties and representations are made subject to the Disclosure Schedule delivered by the Flannery Trust to Onelink on the date hereof. Schedule numbers set forth in the Disclosure Schedule are intended to correspond to the section numbers of this Agreement which are modified by the disclosures; provided that any information disclosed under any section number in the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate.

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or individual means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or individual. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or individual means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity or individual, taken as a whole.

     3.1 TCC Status. TCC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. TCC also is registered to do business and is in good standing in the State of Nevada, and has the requisite power and authority to own or lease its assets and properties and to carry on its business as now being conducted. TCC is also registered to do business and is in good standing in the states of California and Florida. TCC is not required to register, qualify or be licensed to do business as a foreign corporation in any other jurisdiction in which failure to so qualify or be licensed would individually or in the aggregate have a Material Adverse Effect on its business or on its ability to own or use any of its assets. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of TCC.

     3.2 Capitalization. The Flannery Trust is the sole owner and member of TCC and the TCC Membership Interest, and TCC has a single class of membership interest which constitutes the entire TCC Membership Interest. TCC has not granted or entered into and does not have outstanding any subscriptions, options, rights, warrants, convertible securities or other agreements obligating TCC to issue any TCC Membership Interest, including any membership interest of any class or kind, or securities convertible into a membership interest.

     3.3 Flannery Trust. The Flannery Trust owns all issued and outstanding TCC Membership Interest. The Flannery Trust is controlled solely and exclusively by Flannery. There are no voting trusts, proxies, agreements, buy-sell agreements, puts, calls, rights of first refusal or other agreements or understandings with respect to the TCC Membership Interest.

     3.4 Records of TCC. The copies of the Certificate of Formation, Operating Agreement and other documents and agreements of TCC that have been provided to OneLink are true, accurate, and complete and reflect all amendments made thereto.

     3.5 Subsidiaries. TCC does not, directly or indirectly, own any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture, limited liability company or other entity or Person.

     3.6 Financial Statements. TCC has delivered to OneLink its financial statements for the fiscal year ended December 31, 2004 and for the calendar month ended January 31, 2005 (the "Financial Statements") which are attached as
Schedule 3.6 hereto. The referenced balance sheet as of December 31, 2004, as modified by the balance sheet dated January 31, 2005 is referred to herein as the "Current Balance Sheet." The Financial Statements (i) present fairly the financial position and results of operation and cash flow of TCC as of December 31, 2004 and as of January 31, 2005, and (ii) reflect and provide adequate provisions for liabilities of TCC, including (without limitation) all known fixed or contingent liabilities. The books and records of TCC fully and fairly reflect all of its transactions, properties, assets and liabilities.

     3.7 Changes Since the January 31, 2005 Balance Sheet Date. Since the January 1, 2005 Balance Sheet date, TCC has conducted its business only in the ordinary course and in conformity with past practice and, except as expressly contemplated by the terms of this Agreement or disclosed in Schedule 3.7, TCC has not:

          (a) declared, set aside, made, or paid any distribution payable in cash or property or otherwise, on or with respect to the TCC Membership Interest or redeemed, purchased or otherwise acquired, directly or indirectly, any of its membership interests;

          (b) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice;

          (c) (i) except in the ordinary course of business consistent with past practice, purchased any property or assets of any other Person, (ii) made or obligated itself to make capital expenditures out of the ordinary course consistent with past practice, (iii) incurred any indebtedness or other obligations or liabilities other than in the ordinary course consistent with past practice, (iv) issued any debt securities or assumed, guaranteed or endorsed or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances, (v) modified, terminated or entered into any Material Contract other than in the ordinary course of business consistent with past practice, or (vi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice;

          (d) suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;

          (e) suffered any extraordinary losses (whether or not covered by insurance);

          (f) waived, canceled, compromised or released any rights other than in the ordinary course of business consistent with past practice;

          (g) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice;

          (h) paid any salary, bonus, draw or other compensation to Flannery or any Affiliate of Flannery (other than in the ordinary course of business consistent with past practice, and as set forth on Schedule 3.7), or increased the compensation payable or to become payable to any of its other employees or granted any severance or termination pay to, or entered into any bonus, employment or severance agreement with, any of its officers or employees (other than bonuses to employees in the ordinary course of business consistent with past practice), or established, adopted, entered into or amended or taken any action to accelerate any rights or benefits with respect to any compensation plan, agreement, trust, fund, policy or arrangement for the benefit of any employees;

          (i) taken any action or made any changes with respect to accounting policies or procedures or made any adjustment to its books and records;

          (j) paid, discharged or satisfied any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice;

          (k) delayed paying any account payable beyond the date on which it was due and payable except to the extent it was being contested in good faith;

          (l) entered into any transaction with Flannery or any Flannery Affiliates (other than in the ordinary course consistent with past practices, and as set forth on Schedule 3.7);

          (m) entered into any other transaction or been subject to any event or series of transactions or events that has or may reasonably be expected to have a Material Adverse Effect on TCC; or

          (n) agreed to do or authorized any of the foregoing.

     3.8 Liabilities. TCC has no material liabilities or obligations, whether accrued, absolute, contingent, known or unknown, except:

          (a) to the extent reflected on the Current Balance Sheet and not heretofore paid or discharged; and

          (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to (A) any breach of contract, or (B) any tort, infringement or violation of law, or that arose out of any action, suit, claim, governmental investigation or arbitration proceeding) and which are not individually or in the aggregate material in amount or scope or which do not have a Material Adverse Effect; and

          (c) liabilities disclosed on Schedule 3.8.

     3.9 Litigation. Except as disclosed in Schedule 3.9, there is no litigation or action, suit, proceeding, investigation pending and served on, or to the knowledge of Flannery or the Flannery Trust, threatened against, or affecting TCC, its Business, properties or assets, and to the knowledge of Flannery and the Flannery Trust, there is no basis for any of the foregoing.

     3.10 Real Estate.

          (a) TCC does not own and has never owned any real property or interest therein (including, without limitation, any option or other right or obligation to purchase any real property or any interest therein, but excluding leasehold interests).

          (b) The Lease is in full force and effect and has not been amended, and, to the knowledge of Flannery or the Flannery Trust, neither TCC nor the lessors are materially in default or breach of the Lease. No event has occurred that, with the passage of time or the giving of notice or both, would cause a material breach of or default under the Lease by TCC nor, to the knowledge of Flannery or the Flannery Trust, by the lessors. TCC has not entered into any subleases of the Premises or any portion thereof, or granted any licenses or occupancy rights with respect to the Premises.

     3.11 Environment, Health and Safety. To the knowledge of Flannery and the Flannery Trust, there is no environmental or health and safety matter that could give rise to any material liability, cost or expense to TCC. To the knowledge of Flannery and the Flannery Trust, TCC has complied with all laws of any governmental authority concerning the environment, public health and safety, and employee health and safety where the failure to so comply would have a Material Adverse Effect on TCC, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

     3.12 Good Title to and Condition of Assets.

          (a) TCC has good and marketable title to, or a valid leasehold interest in or license or other right to use, all of its assets reflected on the Current Balance Sheet, free and clear of any Liens, other than Liens described on Schedule 3.12.

          (b) The Assets in use or necessary for the Business and operations of TCC are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with all applicable manufacturer's specifications and warranties.

     3.13 Compliance with Laws; Permits. To the knowledge of Flannery and the Flannery Trust, TCC has been in material compliance with all laws, regulations and orders applicable to TCC, its business and operations (as conducted by it now and in the past), the Premises and any other properties and Assets owned or used by it now or in the past. TCC has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending and served or, to the knowledge of Flannery or the Flannery Trust, threatened. TCC is not subject to any Material Contract, decree or injunction that restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business. Neither TCC, nor any of its employees or agents, has made any payment of funds in connection with its business that is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law. TCC possesses all permits and licenses applicable to it, its business and operations and all such permits are in full force and effect and TCC is in compliance therewith. All such permits and licenses are listed on
Schedule 3.13.

     3.14 Labor and Employment Matters.

          (a) Set forth in Schedule 3.14 is a true and complete list of all employees and consultants of TCC showing the current salary, benefits and other compensation (including any bonus) for each such employee and consultant and including a list of all contracts or agreements with each such Person. Except as set forth on Schedule 3.14, the employment of each employee or consultant is terminable at will, without any notice or severance of any kind.

          (b) TCC is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims or unfair labor practices, or other collective bargaining disputes. To the knowledge of Flannery and the Flannery Trust, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of TCC.

          (c) No employee or former employee of TCC has any claim against TCC (whether under applicable law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay; (ii) wages or salary, other than for the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year, accrued on the Current Balance Sheet or shown on Schedule 3.14; or (iv) any other claims arising under any law governing labor and employment matters including without limitation, employment discrimination claims.

          (d) TCC is current with respect to all wages, salaries, bonuses, expenses and other amounts payable to any of its employees (other than for the current payroll period). TCC has complied with all laws relating to health, safety and conditions of employment and employment practices and wages and hours including payment of all Taxes where the failure to so comply would have a Material Adverse Effect on TCC.

     3.15 Employee Benefit Plans. Except as set forth in Schedule 3.15, TCC does not maintain or contribute to any current Employee Benefit Plan, and has not maintained or contributed to any Employee Benefit Plan. All payments necessary to fund any Employee Benefit Plan with respect to any obligations accrued or incurred on or before the Closing Date have either been paid in full or are reflected on the Current Balance Sheet.

     3.16 Tax Matters.

          (a) TCC has timely filed (with permitted extensions in some cases) all Tax Returns that it was required to file in compliance with all applicable laws and regulations. All such Tax Returns were correct and complete in all respects. All Taxes owed by TCC (whether or not shown on any Tax Return) have been paid, other than payroll taxes for the payroll period which includes the Closing Date. TCC currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where TCC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of TCC that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) TCC has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party in compliance with all applicable laws and regulations.

          (c) TCC does not expect any authority to assess any additional Taxes against TCC for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of TCC either (i) claimed or raised by any authority in writing and delivered to TCC or (ii) as to which Flannery or the Flannery Trust has knowledge.

          (d) Neither TCC nor Flannery (including the Flannery Trust) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The unpaid Taxes of TCC do not exceed, and as of the Closing Date will not exceed, the reserve for tax liability set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TCC.

     3.17 Insurance. TCC is covered by valid, outstanding enforceable policies of insurance listed in Schedule 3.17 (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid at least through the date of Closing. TCC has complied with the provisions of such Insurance Policies applicable to it, and has provided OneLink copies of all Insurance Policies and all amendments and riders thereto or other evidence thereof. There are no pending claims under any of the Insurance Policies, including any claim for loss or damage to the properties, assets or business of TCC. TCC has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     3.18 Accounts Receivable. A listing of the March 31, 2005 Accounts Receivable of TCC, updated as of March 31, 2005 is attached hereto as Schedule
3.18. All accounts listed on Schedule 3.18 either represent amounts invoiced by TCC prior to the Closing Date, or amounts of unbilled work completed by TCC on or before the Closing Date and which remain unpaid and have not been written off, compromised, set off or settled and are not subject to any claim or refusal to pay by the party to which the invoice was issued as of the Closing. One hundred percent (100%) of the Accounts Receivable amount set forth on Schedule
3.18 are collectible and will be collected on or before December 31, 2005. Any amount of the Accounts Receivable not collected after Closing and before December 31, 2005 is referred to as the "Accounts Receivable Shortfall."

     3.19 Relationships with Customers and Suppliers; Affiliated Transactions. To the knowledge of Flannery and the Flannery Trust, no current supplier to TCC has threatened to terminate its business relationship with TCC for any reason. TCC does not have any direct or indirect ownership interest in any customer, supplier or competitor of TCC or in any Person from whom or to whom TCC leases real or personal property.

     3.20 Material Contracts. Schedule 3.20 sets forth all Material Contracts to which TCC is a party or bound. TCC has not materially violated any of the terms or conditions of any Material Contract or any term or condition that would permit termination or modification of any Material Contract, all of the material covenants to be performed by any other party thereto have, to the knowledge of Flannery and the Flannery Trust, been fully performed, and no claims have been made or issued for breach or indemnification or notice of default or termination under any Material Contract. Each Material Contract is currently in full force and effect, and except as set forth in Schedule 3.20, no Material Contract is, by its terms, due to expire before July 1, 2005. Each of the Material Contracts constitutes the legal, valid and binding obligation of TCC. No event has occurred that constitutes, or after notice or the passage of time, or both, would constitute, a material default by TCC under any Material Contract and, to the knowledge of Flannery and the Flannery Trust, no such event has occurred that constitutes or would constitute a material default by any other party. TCC is not subject to any liability for payment resulting from renegotiation of amounts paid under any Material Contract. TCC has delivered to Onelink true and correct copies of all written Material Contracts to which TCC is now a party or by which it or its properties or assets may be bound or affected. Except as set forth on Schedule 3.20, no Material Contract requires the consent or approval of any party based upon the sale of the TCC Membership Interest to OneLink or in connection with the consummation of the transactions contemplated hereby, and the sale of the TCC Membership Interest will not result in the termination of any Material Contract and will not bring into operation any other provisions thereof (including penalties or acceleration) nor result in a breach or default thereunder.

     3.21 Brokers and Finders. Neither Flannery nor the Flannery Trust have retained any broker or finder in connection with the Acquisition. TCC has not retained or contracted with any broker or finder, and will not be indebted to any broker or finder, in connection with the transactions contemplated by this Agreement.

     3.22 Power and Authority. Flannery hereby warrants and represents that he has the power and authority and legal capacity, individually and on behalf of the Flannery Trust, to execute and deliver this Agreement and the other Operative Documents to which either Flannery or the Flannery Trust is a party, to perform all obligations hereunder, and to consummate the transactions contemplated hereby. Flannery further warrants and represents that he has taken all action necessary to authorize execution and delivery of this Agreement and the other Operative Documents to which the Flannery Trust is a party, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated hereby.

     3.23 Enforceability. Each of Flannery and the Flannery Trust warrants and represents jointly and severally, that this Agreement and the other Operative Documents have been duly executed and delivered and constitute legal, valid and binding obligations, enforceable against Flannery or the Flannery Trust in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.24 Ownership of TCC Membership Interest. Flannery and the Flannery Trust jointly and severally warrant and represent that (i) the Flannery Trust owns all of the TCC Membership Interest free and clear of all Liens, restrictions and claims of any kind, other than restrictions imposed by state or federal securities laws, and (ii) upon the delivery of the TCC Interest Assignment to OneLink as provided herein, OneLink will receive good and marketable title thereto, free and clear of all Liens and other restrictions, other than restrictions imposed by state or federal securities laws.

     3.25 No Violation; Consents. Flannery and the Flannery Trust warrant and represent, jointly and severally, that the execution and delivery by Flannery and the Flannery Trust of this Agreement and all other Operative Documents to which either Flannery or the Flannery Trust may be a party, the performance by Flannery and the Flannery Trust of their respective obligations under this Agreement and the Operative Documents and the consummation of the transactions contemplated by this Agreement and the Operative Documents will not require the consent, approval, authorization or permit of, or filing with or notification to any other Person.

     3.26 Untrue or Omitted Facts. No representation, warranty, Schedule or statement by Flannery Trust in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limitation of the foregoing, there is no fact known to the Flannery Trust, after reasonable inquiry, that has had, or which may be reasonably expected to have, a materially adverse effect on the Business or the Assets and that has not been disclosed in writing to the OneLink.

     3.27 Representations, Warranties, Covenants, and Acknowledgments of Flannery Relating to the OneLink Common Stock. Flannery hereby represents, warrants, covenants, acknowledges and agrees, on behalf of Flannery and the Flannery Trust, that:

          (a) No Registration. Flannery and the Flannery Trust must bear the economic risk of investment in the OneLink Common Stock for an indefinite period of time, because the issuance of OneLink Common Stock to the Flannery Trust has not been registered under the Securities Act of 1933 (the "Act"), and the OneLink Common Stock cannot be transferred by Flannery or the Flannery Trust unless such transfer is registered under the Act or an exemption from such registration is available. OneLink has made no agreements, covenants or undertakings whatsoever to register the transfer of any of the OneLink Common Stock except as set forth in Section 5.15 of this Agreement. Except as set forth in Section 5.15, OneLink has made no representations, warranties, or covenants whatsoever as to whether any exemption from the Act, including without limitation any exemption under Rule 144, will be available; if the exemption under Rule 144 is available at all, it will not be available until at least one year after Closing Date, and not then unless: (i) a public trading market then exists in the OneLink Common Stock; (ii) adequate information as to OneLink's financial and other affairs and operations is then available to the public; and (iii) all other terms and conditions of Rule 144 have been satisfied.

          (b) Purchase For the Flannery Trust's Own Account. Flannery represents that the Flannery Trust is receiving the OneLink Common Stock for the Flannery Trust's own account and not for sale or with a view to sale or distribution of the OneLink Common Stock received.

          (c) Business and Investment Experience. Flannery is capable of evaluating the merits and risks of the Flannery Trust's ownership of OneLink Common Stock. Flannery is a sophisticated investor and has made previous private investments in the common stock of OneLink, both before and after the stock became listed for trading on the Over the Counter Bulletin Board Exchange, and therefore, Flannery is familiar with OneLink and the nature of investments in OneLink.

          (d) Access to Information. Flannery has had the opportunity to ask questions of, and to receive answers from, the Chief Executive Officer of OneLink with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of OneLink. Flannery has had access to such financial and other information as is necessary in order for Employee to make a fully-informed decision as to ownership of OneLink Common Stock, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Flannery has had access.

          (e) Speculative Investment. The Flannery Trust's investment in OneLink represented by the OneLink Common Stock is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within the Flannery Trust's risk capital means and is not so great in relation to the Flannery Trust's total financial resources as would jeopardize the personal financial needs of Flannery or in the event such investment were lost in whole or in part.

          (f) Accredited Investor. Flannery (and the Flannery Trust by virtue of its relationship to Flannery) is an "accredited investor" within the meaning of Rule 501 of Regulation D issued under the Act.

     4. REPRESENTATIONS AND WARRANTIES OF ONELINK. OneLink represents and warrants to Flannery Trust that the following statements are true, complete and correct as of the date hereof and shall be true, complete and correct on the Closing Date:

     4.1 Organization and Authority of OneLink. OneLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and properly qualified to engage in business in California. OneLink has all requisite power and authority to enter into, perform and carry out this Agreement, and the signatory hereto for OneLink has proper authorization to execute this Agreement on behalf of OneLink. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of OneLink and its directors.

     4.2 Enforceability. This Agreement has been duly executed and delivered by OneLink, and, upon delivery, will constitute OneLink's legal, valid and binding obligation enforceable against OneLink in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.3 No Violation. The execution and delivery of this Agreement by OneLink, the performance by OneLink of its obligations hereunder and the consummation of the transactions contemplated by this Agreement and by the Operative Documents will not (i) contravene any material provision of the Certificate of Incorporation or Bylaws, or other organizational or governing documents of the Purchaser, (ii) violate or conflict with any material law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, ruling or order of any governmental authority or of any arbitration award that is either applicable to, binding upon, or enforceable against the Purchaser, (iii) conflict with, result in any breach of, or constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract that is applicable to, binding upon or enforceable against OneLink, or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other Person.

     4.4 Reports and Financial Statements. OneLink has filed all reports on Forms 10-K, 10-Q and 8-K required to be filed by OneLink with the Securities and Exchange Commission. Such reports on Forms 10-K, 10-Q and 8-K filed by OneLink are available to the Flannery Trust at www.sec.gov . As of their respective dates, such reports did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.5 Brokers and Finders. OneLink has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

     5. COVENANTS AND OTHER AGREEMENTS.

     5.1 Deliveries of Schedules and Exhibits. All Schedules and Exhibits referenced in this Agreement which have not been prepared or delivered to OneLink as of the date of this Agreement shall be delivered to OneLink on or before the Closing Date, and OneLink, Flannery and the Flannery Trust shall cooperate and use their respective best efforts to complete such Schedules on a timely basis.

     5.2 Operation of Business Prior to Closing Date. During the period from the date of this Agreement until the Closing Date, the Flannery Trust shall cause TCC to conduct the Business in a prudent, responsible manner, and in the ordinary course consistent with past practice, and shall not, without the consent of the OneLink fail to perform in all material respects all of its obligations under all material contracts and commitments applicable to the Business.

     5.3 Access. During the period until the Closing Date, Flannery and the Flannery Trust shall cause TCC to (a) give OneLink and OneLink's authorized representatives reasonable access during normal working hours and at all times on weekends to all of the Premises and to the books and records relating to the Business, (b) permit OneLink to make inspections thereof, and (c) furnish OneLink with such financial and operating data and other information with respect to the Business, and to discuss with OneLink and its authorized representatives its affairs, all as OneLink may from time to time reasonably request. Flannery and the Flannery Trust expressly acknowledge and agree that, until the Closing, the Business remains under the sole control and responsibility of Flannery and the Flannery Trust; the Flannery Trust remains responsible for all decisions and operations in respect to the Business; and OneLink shall in no manner be deemed to be in control of the Business or its operations.

     5.4 Confidentiality. Flannery and the Flannery Trust and its agents each agree that all confidential and proprietary information (including without limitation, technical information, customer lists and financial data) relating to the Business shall be treated as confidential, and Flannery Trust shall not use or disclose such information after the Closing Date; provided, however, that there shall be no obligation to keep in confidence any information which (a) was permitted in writing by OneLink to be used or disclosed, or (b) is within the public domain or comes within the public domain without any breach of this Agreement.

     5.5 Duties Under Agreement. Flannery Trust and OneLink each shall use their best efforts to complete and execute all acts, undertakings and duties required under this Agreement on or before the projected Closing Date, or on a timely basis as provided in this Agreement.

     5.6 Satisfaction of Waived Conditions or Deliveries. In the event delivery of any document or approval required under this Agreement is waived at the Closing Date, the parties agree to use commercially reasonable efforts thereafter to deliver such document or approval as soon as practical, unless the terms of the waiver state that the delivery or act is permanently waived.

     5.7 Non-Competition.

          (a) For a period of three (3) years commencing on the Closing Date, neither Flannery nor the Flannery Trust shall, without the prior written consent of OneLink, as or through any contracting party, agent, employee, partner, consultant or representative, or through any subsidiary, venture, partnership or entity partially or wholly owned by Flannery or the Flannery Trust, directly or indirectly, engage in the Travel Segment of the Business at any location worldwide other than through TCC or OneLink; provided, however that Flannery or the Flannery Trust may, directly or indirectly, provide services for Accor Hotels in Asia. Furthermore, for a period of two
     (2) years, commencing on the Closing Date, neither Flannery nor the Flannery Trust shall, without the prior written consent of OneLink, as or through any contracting party, agent employee, partner, consultant or representative, or through any subsidiary, venture, partnership or entity partially or wholly owned by Flannery or the Flannery Trust, directly or indirectly, engage in the Business at any location in the United States other than through TCC or OneLink. OneLink acknowledges that Flannery and the Flannery Trust are involved in significant activities similar to the Business in Asia which activities will be permitted to continue after the Closing Date and consistent with this Non-Compete Covenant, and that such activities may involve the Travel Segment of the Business.

          (b) Flannery and the Flannery Trust acknowledge that the Non-Competition Covenant set forth in this Section 5.7 is reasonable and necessary to protect OneLink's interests in TCC and the Travel Segment of the Business after the Closing and that any violation hereof would result in irreparable injury to OneLink and TCC. Flannery and the Flannery Trust therefore acknowledge and agree that, in the event of any violation hereof, OneLink shall not be required to use the dispute resolution procedure set forth in Section 8.2 of this Agreement, and OneLink shall be entitled and authorized to obtain, from any court of competent jurisdiction, temporary or permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights and remedies to which OneLink may be entitled. In the event injunctive relief is sought by OneLink, Flannery and the Flannery Trust agree that OneLink shall have the right to seek such relief from the appropriate court without first posting any bond which might otherwise be required.

          (c) Nothing in this Non-Competition Covenant shall prevent Flannery or the Flannery Trust from owning up to one percent (1%) of the total shares of all classes of stock outstanding of any corporation engaged in the Business and having securities listed on any recognized stock exchange; provided that neither Flannery nor the Flannery Trust is involved with such corporation other than as a passive owner.

          (d) Flannery and the Flannery Trust understand and acknowledge that this Non-Competition Covenant is a material inducement to OneLink to enter into this Agreement and that OneLink is relying upon this Non-Competition Covenant in consummating the transactions contemplated by this Agreement.

          (e) OneLink has provided payments totaling $100,000.00 as consideration for the Non-Competition Covenant, to be paid together with Flannery's salary under the Employment Agreement, and subject to the terms of the Employment Agreement.

     5.8 Employment Agreement. Flannery has agreed to be employed by OneLink as a President of TCC and Director of Call Center Operations for OneLink for the period beginning on the Closing Date and ending on the Second Anniversary pursuant to terms of an employment agreement in the form attached to this Agreement as Exhibit 5.8 (the "Employment Agreement"), and OneLink agrees to employ Flannery in such capacities pursuant to the Employment Agreement.

     5.9 Director Position. OneLink shall cause Flannery to be appointed as a member of the Board of Directors of OneLink, within sixty (60) days after the Closing Date. Flannery's continued tenure and service as a member of the Board of Directors shall be subject to requirements of applicable law and the provisions of OneLink's corporate charter and bylaws.

     5.10 Efforts to Collect Accounts Receivable. OneLink shall cause TCC to make diligent efforts to collect the Accounts Receivables after the Closing.

     5.11 Audit of TCC. For the purposes of presenting the financial statements of TCC in a form acceptable for consolidation of TCC with OneLink financials for the purpose of reporting to the Securities and Exchange Commission, after the Closing, OneLink and its auditors will conduct an audit and restatement of the financial statements of TCC. OneLink shall use its best efforts to cause the audit to be completed on or before June 1, 2005, and Flannery and the Flannery Trust agree to provide reasonable cooperation, at OneLink's expense, in the conduct of the audit.

     5.12 Taxes. Flannery and the Flannery Trust shall be solely responsible for payment, and shall timely pay, any Tax relating to TCC or the Business for the period ending on the Closing Date and any period ending on or prior to the Closing Date.

     5.13 OneLink Indemnity of Flannery and Flannery Release. Flannery is a personal guarantor on the TCC Credit Line and on the TCC equipment lease with Dell Financial Services, Inc. dated June 18, 2004, and is a co-purchaser or co-lessee on certain other leases or purchase agreements as indicated on
Schedule 3.20 to this Agreement (the "PSF Guarantee Obligations"). OneLink agrees to pay all obligations under the PSF Guarantee Obligations on a timely basis (subject to reasonable delays for the purpose of resolving disputes in good faith). OneLink shall indemnify and hold Flannery and the Flannery Trust harmless from and against any and all claims, losses, costs, expenses, liabilities, demands and judgments of every nature (including the defense thereof and reasonable attorneys' fees incurred) arising as the result of nonpayment or breach of any PSF Guarantee Obligation after Closing. In addition, OneLink shall take all necessary measures to remove Flannery and the Flannery Trust as guarantors of the TCC Credit Line on or before January 10, 2006 and to cause Nevada Security Bank to issue a release in a form reasonably acceptable to Flannery confirming such removal. It is understood that the measures required to meet this covenant are likely to include payment of the credit line in full and closing of the existing TCC Credit Line. During the period between Closing and the date Flannery and the Flannery Trust are removed as guarantors on the TCC Credit Line, Flannery shall remain the sole and exclusive person holding signature authority or authority to draw funds under the TCC Credit Line, which he may exercise or refuse to exercise in his sole discretion based upon any one or more of: (i) his own personal judgment regarding the cash needs of the TCC business, (ii) his personal judgment regarding his personal exposure to liability as guarantor under the TCC Credit Line, and (iii) his personal judgment whether any draw on the TCC Credit Line will impair OneLink's ability to meet its obligation under the preceding sentence.

     5.14 Flannery Note. The Flannery Trust agrees that, in the event the Acquisition Consideration Adjustment as determined under Section 2.8 of this Agreement exceeds the sum of: (i) Four Million Five Hundred Fifty Thousand Dollars ($4,550,000), plus (i) the Accounts Receivable Surplus, then the amount of principal under the Flannery Note outstanding on the date the Acquisition Consideration Adjustment becomes final under the last sentence of Section 2.8(d) shall be reduced dollar for dollar by the amount of such excess, and the Flannery Trust agrees to surrender the Flannery Note promptly thereafter for cancellation and reissuance or payment of any remaining principal; provided that the Flannery Trust may apply such remaining principal balance as provided in
Section 2.10(d).

     5.15 Registration of OneLink Common Stock. OneLink hereby agrees that, on or before the Second Anniversary, OneLink shall either (i) cause the OneLink Common Stock issued to the Flannery Trust under Section 2.2(a) of this Agreement to be registered for sale so as to render such OneLink Common Stock tradable under the Securities Act of 1933 at all times after the Second Anniversary, or
(ii) provide the Flannery Trust with an opinion of legal counsel reasonably acceptable to the Flannery Trust and acceptable to OneLink's transfer agent which verifies that the OneLink Common Stock is freely tradable and free of restrictions in reliance on Rule 144 under the Securities Act of 1933 all times after the Second Anniversary. OneLink further covenants to keep current all reports on Forms 10-K, 10-Q and 8-K and any other reports or filings required to be made of filed by "reporting companies" with the Securities and Exchange Commission.

     5.16 Allocation of Purchase Price. OneLink and the Flannery Trust acknowledge that, because the Flannery Trust owns TCC as a single member, and OneLink will purchase and hold TCC as a single member, the Acquisition will be treated as a sale of the Assets for tax purposes. Accordingly, OneLink and the Flannery Trust will be required to agree on allocations of the purchase price among the Assets in accordance with the requirements of Section 1060 of the Code. The allocation of the Acquisition Consideration paid under Section 2.2 of this Agreement shall be determined as follows:

          (a) The portion of the Acquisition Consideration allocated to the Lease shall be zero ($0.00) and future Lease payments by OneLink shall be treated as fair market payments for the future rights obtained by OneLink under the Lease.

          (b) For purposes of allocating Acquisition Consideration to the Non-Competition Covenant, none of the Acquisition Consideration paid under
     Section 2.2 shall be allocated to the Non-Competition Covenant of Flannery, as the Non-Competition Covenant and Employment Agreement provide for separate compensation in the amount of $100,000.00 for the promises and obligations set forth therein.

          (c) Within sixty (60) days after the Closing Date, OneLink shall provide to the Flannery Trust for review and approval (which approval shall not be unreasonably withheld) a proposed allocation of the Acquisition Consideration payable under Section 2.2 of this Agreement. The proposed allocation shall be in the form set forth in Schedule 5.16 and on IRS Form 8594. All allocations made pursuant to this Section 5.16 shall be made in accordance with the requirements of Section 1060 of the Code. OneLink and the Flannery Trust each agree to report this Acquisition for state and federal income tax purposes in accordance with the allocation of the Acquisition Consideration as set forth on Schedule 5.16, and the Flannery Trust and OneLink shall file Form 8594 with their respective federal income tax forms for 2005. Neither OneLink nor the Flannery Trust shall take a position on any tax return (including IRS Form 8594), before any tax authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other party or unless specifically required to do so pursuant to a determination by an applicable tax authority. The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

     5.17 Flannery Use of Name and Position; TCC Tours. OneLink agrees that during the term of Flannery's employment under the Employment Agreement and consistent with Flannery's obligations under the Non-Competition Covenant, Flannery may use his position and titles with TCC and OneLink as references in developing customers or business opportunities for Business in Asia; provided that Flannery may make no representation or inference that such business is being conducted through or in the name of OneLink, TCC or any related entity. In connection with such activities, Flannery may provide tours or demonstrations at the TCC Premises to interested potential customers or investors for Flannery's personal activities outside of the United States, provided that such activities are subject to the approval of OneLink (which shall not be unreasonably withheld) and that no material disruption of normal business activities of TCC or OneLink results from such activities.

     5.18 Transactions between TCC and OneLink and Affiliates. OneLink agrees that all services rendered by TCC for OneLink or any Affiliate of OneLink (or for TCC by OneLink or another OneLink Affiliate) will be priced at the fair market value or rate for such services, and that during the period beginning on the Closing Date and ending on the Second Anniversary, charges made to TCC by OneLink or any OneLink Affiliate other than TCC shall be for specific services or assets actually delivered and no charge shall be made in the nature of general intercompany charges or overhead charges.

     5.19 Approval of New TCC Business By OneLink CEO. Acceptance of any customer contract or relationship by TCC during the period beginning on the Closing Date and ending on March 31, 2007 which exceeds $500,000 in projected annual revenues shall be subject to the prior approval of the Chief Executive Officer of OneLink, which approval shall not be unreasonably withheld. The purpose of this Section 5.10 is to provide a reasonable safeguard against acceptance of high revenue/low profit business, and therefore, the approval rights under this Section 5.19 shall be exercised with a view to maintaining appropriate profit levels.

     6. INDEMNITIES.

     6.1 Indemnity of OneLink by Flannery and the Flannery Trust.

          (a) Flannery and the Flannery Trust, jointly and severally, shall indemnify, hold harmless and defend OneLink from and against any and all claims, losses, costs, expenses, liabilities, demands and judgments of every nature (including the defense thereof and reasonable attorneys' fees incurred) arising out of or in connection with or related to (i) the breach or failure of any representation made by Flannery or the Flannery Trust pursuant to this Agreement, whether made on behalf of the Flannery Trust or TCC, or (ii) the non-performance, partial or total, of any covenant made by Flannery or the Flannery Trust pursuant to this Agreement.

          (b) Notwithstanding the provisions of this Section 6.1, the following limits shall apply to Indemnity Claims: (i) no Indemnity Claim shall be made by OneLink against Flannery or the Flannery Trust except to the extent that the aggregate amount of all Indemnity Claims hereunder exceeds the aggregate threshold of $20,000.00, and upon meeting the aggregate threshold, the amount payable for Indemnity Claims shall be the amount by which aggregate Indemnity Claims exceeds the $20,000 threshold; and (ii) the maximum amount which Flannery and Flannery Trust may be obligated to pay for Indemnity Claims arising hereunder shall be the Acquisition Consideration set forth in Section 2.2, valued as of the Closing Date. Notwithstanding the foregoing, with respect to representations in Section
     3.18 regarding the amount of Accounts Receivable to be collected on or before December 31, 2005, the Flannery Trust shall be responsible for the first dollar of any Accounts Receivable Shortfall.

     6.2 Indemnity of Flannery and the Flannery Trust by OneLink.

          (a) OneLink shall indemnify and hold Flannery and the Flannery Trust harmless from and against any and all claims, losses, costs, expenses, liabilities, demands and judgments of every nature (including the defense thereof and reasonable attorneys' fees incurred) arising out of or in connection with or which are related to (i) the breach by OneLink of any warranty or representation made by OneLink pursuant to this Agreement, (ii) the non-performance, partial or total, of any covenant made by OneLink pursuant to this Agreement, (iii) and any liability or obligation arising with respect to the Assets and operations of the Business after the Closing Date, including any liability relating to any liabilities expressly excluded from the Chargeable Liabilities, and, in particular, with respect to any obligations which are PSF Guarantee Obligations.

          (b) Notwithstanding the provisions of this Section 6.2, the following limits shall apply to Indemnity Claims: (i) no Indemnity Claim shall be made by Flannery Trust against OneLink except to the extent that the aggregate amount of all Indemnity Claims hereunder exceeds the aggregate threshold of $20,000.00, and upon meeting the aggregate threshold, the amount payable for Indemnity Claims shall be the amount by which aggregate Indemnity Claims exceeds the $20,000 threshold; and (ii) the maximum amount which OneLink may be obligated to pay for Indemnity Claims arising hereunder shall be the Acquisition Consideration set forth in Section 2.2, valued as of the Closing Date and the Contingent Consideration set forth in
     Section 2.3, determined as of the Second Anniversary. Notwithstanding the foregoing, with respect to: (i) liabilities or obligations described in
     Section 6.2(a)(iii) above, and (ii) any breach of the obligation of OneLink to indemnify Flannery or the Flannery Trust with respect to PSF Guarantee Obligations pursuant to Section 5.13, OneLink shall be responsible for the first dollar of any such liability or obligation.

     6.3 Notice of Claims; Disputed Claims; Third Party Suits.

          (a) Any party making a claim for indemnity under this Section 6 ("Indemnitee") against the other party ("Indemnitor") shall give notice of such claim in writing (the "Claim Notice"), which Claim Notice shall state in general terms the facts upon which Indemnitee makes such claim for indemnification together with reasonable documentation of such claim. Within fifteen (15) days following the date of the Claim Notice, the Indemnitor receiving the Claim Notice shall respond with a written notice to Indemnitee (the "Response Notice"): (i) accepting the claim set forth in the Claim Notice (a "Claim Acceptance"), (ii) disputing the claim in the Claim Notice and stating in general terms the basis for disputing the claim together with reasonable documentation, if any, of the basis for disputing the claim (a "Claim Dispute"), (iii) disputing in a portion of the claim set forth in the Claim Notice, in which case only the portion that is disputed shall be treated as subject to a Claim Dispute and the remainder shall be deemed subject to a Claim Acceptance.

          (b) In the event of any claim or demand asserted against Indemnitee by a third party upon which Indemnitee may claim indemnification under this
     Section 6, Indemnitee shall give Indemnitor a Claim Notice within fifteen
     (15) days after receipt thereof, and indicating in the Claim Notice whether Indemnitee intends to conduct the defense of such claim or demand. Indemnitor shall have the right, at such Indemnitor's own expense, to participate in such defense. If Indemnitee conducts the defense and Indemnitor does not participate in such defense, Indemnitee shall have the right fully to control and to settle the proceeding. If Indemnitor elects to participate in such defense, Indemnitee shall nonetheless control the proceeding, but shall not settle the same without the consent of Indemnitor, which consent shall not be unreasonably withheld. If Indemnitee elects not to conduct the defense, Indemnitor shall conduct such defense and Indemnitor shall not settle the same without the consent of Indemnitee, which consent shall not be unreasonably withheld.

          (c) No Claim Notice shall be effective if given by either OneLink or Flannery Trust at any time on or after the Second Anniversary.

     6.4 Procedure for Determining Indemnity Obligations. With respect to any Claim Dispute given pursuant to Section 6.3 of this Agreement, the following procedure shall be followed: (i) Indemnitee and Indemnitor shall attempt in good faith to resolve the Claim Dispute within thirty (30) days after the date of the Response Notice which sets forth the Claim Dispute; (iii) in the event that the attempt to resolve the Claim Dispute is unsuccessful, the parties shall pursue the dispute resolution procedure set forth in Section 8.2 of this Agreement.

     6.5 Payment of Claims; Setoff. The amount of the any claim for indemnity under this Section 6 shall be paid by Indemnitor to Indemnitee within five (5) business days after the claim is resolved as evidenced by any of the following (each, an "Indemnity Decision"): (i) a Claim Acceptance or other written agreement of Indemnitor and Indemnitee; (ii) the decision of an arbitrator pursuant to Section 8.2 that Indemnitor is liable for such indemnity, or (iii) the decision of a court of competent jurisdiction that Indemnitor is liable for such indemnity. In the event the OneLink is the Indemnitee, OneLink shall be entitled to set off the amount of the indemnity claim subject to the Indemnity Decision, or any portion thereof, against the following items in the following order: (A) the principal amount of the Flannery Note, (B) the Contingent Consideration payable under Section 2.9, and (C) the Escrow Shares at the Market Value of the Escrowed Shares as of the Closing Date, provided that such setoff may not occur prior to an Indemnity Decision. In the event a Claim Dispute is in effect on the date a principal payment is due under the Flannery Note, the date Contingent Consideration is to be paid to the Flannery Trust, or the Escrowed Shares are to be released to the Flannery Trust, if the amount of such payment would be subject to offset if the Claim Dispute resulted in an Indemnity Decision in favor of OneLink, OneLink may defer payment of that portion of the payment not in excess of the amount of the Indemnity Claim which is subject to the Claim Dispute until an Indemnity Decision is reached, and at that time the principal shall either be paid or offset in the amount provided in the Indemnity Decision.

     7. Termination. This Agreement may be terminated as follows:

          (a) At any time upon the mutual consent of the parties hereto;

          (b) By the Flannery Trust upon the giving of notice in the event that the one or more of the conditions described in Section 2.6 has not been fulfilled by OneLink or waived by Flannery Trust on or before the Closing Date; or

          (c) By OneLink upon the giving of notice in the event that any or all of the conditions described in Section 2.5 have not been fulfilled by Flannery or the Flannery Trust or waived by OneLink on or before the Closing Date.

In the event of termination of this Agreement pursuant to this Section 7, no party shall have any obligation to the others whatsoever with respect to this Agreement, the transactions provided for herein, or the expenses incurred in connection with or in contemplation of this Agreement.

     8. Miscellaneous.

     8.1 Assignment. Neither the Flannery Trust nor OneLink may assign, in whole or in part, any of their respective rights or obligations under this Agreement, unless such assignment is expressly consented to by the other. This Agreement shall be binding upon and inure to the benefit of the assigns, heirs, administrators, executors, legal representatives and successors in interest of the parties hereto.

     8.2 Dispute Resolution; Arbitration. Except as otherwise provided in this Agreement or in the relevant Operative Document, any controversy, dispute, or claim arising out of or relating to this Agreement (including the Operative Documents) or the performance or breach thereof, shall be settled according to the following procedures.

          (a) Notice of Dispute. Any party may initiate this dispute resolution procedure by giving notice to the other party or parties, which notice shall describe the claim or dispute at issue and shall propose an arbitrator. For a period of fifteen (15) days following such notice, the parties shall attempt in good faith to settle their dispute without resort to arbitration.

          (b) Mediation. The parties may, with the approval of each party involved, attempt in good faith to settle their dispute by mediation.

          (c) Arbitration. Any matter not settled among the parties by mediation shall be submitted to JAMS/Endispute, Inc. for binding arbitration in San Francisco, California. Arbitration may be commenced at any time after thirty (30) days following a Dispute Notice given under Section 8.2(a) hereof. The cost of arbitration, including any administration fee, the arbitrator's fee, and costs for use of facilities during any hearing, shall be borne equally by the parties to the arbitration. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall not have the power to alter, amend, modify or change any of the terms of this Agreement, nor to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law.

     8.3 Expenses. Unless otherwise provided in this Agreement, OneLink and Flannery Trust shall each pay their own costs and expenses incurred in connection with this Agreement and the transactions and activities contemplated herein.

     8.4 Schedules and Exhibits. All references in this Agreement to schedules and exhibits refer to those schedules and exhibits set forth on Schedule 8.4, which schedules and exhibits have been delivered to and initialed by OneLink or Flannery Trust as the case may be.

     8.5 Additional Documentation. Flannery Trust shall from time to time, subsequent to the date first set forth above, at OneLink's request and without further consideration, execute and deliver such other instruments of conveyance, assignment and transfer and take such other action as OneLink reasonably may require in order more effectively to consummate the transactions contemplated by this Agreement.

     8.6 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon delivery if delivered personally, (b) five (5) days after mailing if mailed, certified or registered mail with postage prepaid, or (c) upon confirmed delivery if sent by courier, next-day or overnight mail or delivery, to the address, facsimile number, or e-mail address set forth below:


         If to OneLink or OneLink:          OneLink 4 Travel, Inc.
                                            One Market Plaza
                                            Spear Street Tower
                                            36TH Floor
                                            San Francisco, CA 94105
                                            Attn: F. W. Guerin, CEO

         If to Flannery or
         the Flannery Trust:                Paul S. Flannery
                                            9900 Wilbur May Parkway #2203
                                            Reno, Nevada 89521

The addresses provided for notice hereunder may be changed by any party by providing notice to the other party.

     8.7 Survival of Terms. All warranties and covenants contained in this Agreement or in any certificates or other instrument delivered by or on behalf of the parties hereto shall be continuous and survive the execution of this Agreement.

     8.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed by residents of California and wholly to be performed in California; provided, however, that in any matter or dispute involving the application of laws to the location or operation of the Business or of a particular transaction or asset of the Business, reference shall be made to the laws of the applicable jurisdiction. Subject to the obligations of the parties under Section 8.2, each party hereby submits to the exclusive jurisdiction and venue of the Superior Court of the State of California for the City and County of San Francisco or the Federal District Court for the Northern District of California for purposes of any legal or equitable action or proceeding arising out of this Agreement. Each party agrees that service upon such party in any such action or proceeding may be made by first class mail, certified or registered, return receipt requested as provided by the giving of notices in Section 8.6.

     8.9 Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

     8.11 Entire Agreement and Modification. This Agreement and the schedules and exhibits hereto constitute and contain the entire agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may only be amended by a written instrument signed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.


                           TCC:     The Call Center, LLC,
                                    a Delaware limited liability company


                                    By: /s/ Paul S. Flannery
                                        ______________________________________
                                        Paul S. Flannery, Manager

                FLANNERY TRUST:     /s/ Paul S. Flannery
                                    __________________________________________
                                    Paul S. Flannery, Trustee of the Paul
                                    Flannery Trust under trust agreement dated
                                    July 2, 2001 and amended and
                                    restated November 26, 2003



                      FLANNERY:     /s/ Paul S. Flannery
                                    _________________________________________
                                    Paul S. Flannery


                       ONELINK:     ONE LINK 4 TRAVEL, INC.,
                                    a Delaware corporation


                                    By:  /s/ F. W. Guerin
                                         _____________________________________
                                         F. W. Guerin, Chief Executive Officer